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EX. 99.1

(AMEX:GTA)

AT THE COMPANY
W. Bradley Blair, II
President and Chief Executive Officer
Scott D. Peters
Chief Financial Officer
(843) 723-4653

FOR IMMEDIATE RELEASE
June 18, 2003

GOLF TRUST OF AMERICA, INC. ANNOUNCES SALE OF
SANDPIPER GOLF COURSE

        CHARLESTON, SC, June 18, 2003—Golf Trust of America, Inc. (AMEX:GTA) announced today that on June 17, 2003, its operating partnership sold Sandpiper-Golf Trust, LLC to Sandpiper BB Property, LLC for a purchase price of $25.0 million. Sandpiper-Golf Trust, LLC owns the Sandpiper Golf Course, an 18-hole golf course located near Santa Barbara, California.

        Golf Trust of America, Inc. was formerly a real estate investment trust but is now engaged in the liquidation of its interests in golf courses in the United States pursuant to a plan of liquidation approved by its stockholders. The Company currently owns an interest in five properties (9.0 eighteen-hole equivalent golf courses). Additional information, including an archive of all corporate press releases, is available over the Company's website at www.golftrust.com.

# # #

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors including general economic conditions, competition for golf course acquisitions, the availability of equity and debt financing, interest rates and other risk factors as outlined in the Company's SEC reports.

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  EX. 99.1
GOLF TRUST OF AMERICA, INC. ANNOUNCES SALE OF SANDPIPER GOLF COURSE